UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Mid Penn Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

A special meeting of shareholders of Mid Penn Bancorp, Inc. (“Mid Penn”) will be held at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061 on             , December     , 2008, at     :00   .m. local time.

The attached Notice of Special Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the special meeting. We are asking shareholders to (1) approve and adopt an amendment Mid Penn’s Articles of Incorporation to authorize the issuance of up to 10,000,000 shares of preferred stock and (2) authorize the adjournment or postponement of the special meeting if we need more time to solicit additional votes in favor of the amendment proposal.

We are asking the shareholders to approve and adopt an amendment to Mid Penn’s Articles of Incorporation in order to permit Mid Penn to authorize the issuance of preferred stock so that Mid Penn may become eligible to participate in the U.S. Department of Treasury’s Capital Purchase Program. This program is designed provide certain U.S. financial institutions with low-cost access to Tier I capital thereby encouraging them to provide credit to households. This program is designed to support economic growth by bolstering public confidence in the U.S. financial system. We believe that taking steps to make Mid Penn eligible to participate in the program which would provide low cost Tier I funding is in the best interests of our shareholders. Directors and officers of Mid Penn will be present at the special meeting to respond to questions that you might have.

Your vote is important regardless of the number of shares you own or whether you attend the special meeting, and it is urgent that you vote your shares as soon as possible so that we comply with the U.S. Treasury’s timeline with respect to the U.S. Treasury’s Capital Purchase Program. If you attend the special meeting, you may withdraw your proxy and vote in person, even if you have previously voted.

Sincerely,

Edwin D. Schlegel
Interim President and Chief Executive Officer

Mid Penn Bancorp, Inc.

Notice of Special Meeting of Shareholders

And

Proxy Statement

For the 2008 Special Meeting of Shareholders

To Be Held On December     , 2008

Mid Penn Bancorp, Inc. is mailing this Notice and Proxy Statement to shareholders

on or about November     , 2008.

349 Union Street

Millersburg, Pennsylvania 17061

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER     , 2008

TO THE SHAREHOLDERS OF MID PENN BANCORP, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Mid Penn Bancorp, Inc. (“Mid Penn”) will be held at Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061, on             , December     , 2008, at            .m., local time, for the purpose of considering and voting upon proposals regarding the following matters:

1.	To approve and adopt an amendment to Mid Penn’s Articles of Incorporation authorizing the issuance of up to 10,000,000 shares of preferred stock.

2.	To adjourn or postpone the special meeting of shareholders, if more time is needed, to allow Mid Penn time to solicit additional votes in favor of the proposal to amend its Articles of Incorporation; and

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only those shareholders of record, at the close of business on November     , 2008, are entitled to notice of and to vote at the special meeting.

The board of directors recommends that the shareholders vote “FOR” the proposal to amend Mid Penn’s Articles of Incorporation authorizing the issuance of preferred stock and “FOR” the proposal to adjourn or postpone the special meeting.

Please promptly sign the enclosed proxy and return it in the enclosed postage-paid envelope. Your proxy is revocable, and you may withdraw it at any time prior to voting at the special meeting. You may deliver a notice of revocation or deliver a later dated proxy to the Secretary of Mid Penn before the vote at the special meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Edwin D. Schlegel
Chairman of the Board, Interim President, and CEO

November     , 2008

Your vote is important.

Please complete, sign, date, and return your proxy card.

Introduction

We are sending this proxy statement to you as a shareholder of Mid Penn Bancorp, Inc. (“Mid Penn”) in connection with the solicitation of proxies for the special meeting of shareholders to be held at Mid Penn Bank, Millersburg, Pennsylvania 17061, on                     , December     , 2008, at     :00   .m. local time. Mid Penn’s board of directors is soliciting proxies for use at the special meeting and at any adjournments or postponements thereof. Only shareholders of record as of the close of business on November     , 2008, which we refer to as the record date, will be entitled to vote at the special meeting. The proxy solicitation materials for the special meeting will be distributed to shareholders of record on or about November      , 2008.

Information About the Mid Penn Special Meeting of Shareholders

Why is Mid Penn holding a special shareholders’ meeting?

The global and U.S. economies are experiencing significantly reduced business activity as a result of, among other factors, disruptions in the financial system this past year. In response to these economic conditions, Congress passed the Emergency Economic Stabilization Act of 2008 under which it allocated up to $700 billion to protect the U.S. economy, to strengthen public confidence in financial institutions, and to foster the robust functioning of credit markets. Pursuant to the authority of the Emergency Economic Stabilization Act of 2008, the federal government announced several initiatives under the Troubled Assets Relief Program to accomplish the goals of the Emergency Economic Stabilization Act of 2008. One of these initiatives is the U.S. Treasury’s Capital Purchase Program whereby the U.S. Department of Treasury will purchase preferred stock from U.S. financial institutions. Proceeds from the sale of the preferred stock will constitute Tier I capital for bank regulatory purposes. The goal of the U.S. Treasury’s Capital Purchase Program is to encourage U.S. financial institutions to build capital in order to increase the flow of financing to U.S. businesses and consumers and to restore liquidity and stability to the U.S. financial system.

We believe that it is in the best interests of Mid Penn to participate in this program. However, Mid Penn’s Articles of Incorporation do not authorize the issuance of preferred stock. Therefore, Mid Penn must amend its Articles of Incorporation to authorize preferred stock so that it may become eligible to participate in the U.S. Treasury’s Capital Purchase Program.

When is the special meeting?

                    , December     , 2008, at     :00   .m. local time.

Where will the special meeting be held?

At Mid Penn Bank, 349 Union Street, Millersburg, Pennsylvania 17061.

What matters will be voted on at the special meeting?

Shareholders will be considering and voting on proposals regarding the following matters:

1.	To approve and adopt an amendment to Mid Penn’s Articles of Incorporation authorizing the issuance of up to 10,000,000 shares of preferred stock.

2.	To adjourn or postpone the special meeting of shareholders, if more time is needed, to allow Mid Penn time to solicit additional votes in favor of the proposal to amend its Articles of Incorporation; and

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Who can vote?

You are entitled to vote if Mid Penn’s records show that you held shares of Mid Penn’s common stock as of the close of business on November     , 2008, the record date for the special meeting.

Each shareholder is entitled to one vote for each share of common stock held on November     , 2008. On November     , 2008, there were              shares of common stock issued and outstanding. Common stock is Mid Penn’s only class of voting securities.

How do I vote?

Voting by Proxy. The Mid Penn board of directors is soliciting proxies from the Mid Penn shareholders. This will give Mid Penn shareholders an opportunity to vote at the Mid Penn special meeting of shareholders. When you execute and deliver a valid proxy, a named proxy holder will vote the shares represented by your proxy in accordance with your instructions. To properly submit a validly executed proxy:

1.	Mark your selections;

2.	Date and sign your name exactly as it appears on the proxy card;

3.	Mail to:

Mid Penn Bancorp, Inc.

Attn: Cindy L. Wetzel

349 Union Street

Millersburg, Pennsylvania 17061

Unless your executed proxy instructs otherwise, the named proxy holder will vote your shares “FOR” the proposal to approve and adopt the amendment to the Articles of Incorporation to authorize the issuance of preferred stock, “FOR” the proposal to adjourn or postpone the special meeting, if more time is needed, to allow Mid Penn time to solicit additional votes in favor of the amendment proposal, and in accordance with the board of director’s discretion on any other proposal considered at the special meeting.

Voting in Person. If you attend the special meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the meeting.

How do I vote if my shares are held in “street name”?

If your shares are held in an account at a brokerage firm, a bank, or other nominee, then that party is considered the shareholder of record for voting purposes and should give you instructions for voting your shares. As the beneficial owner, you have the right to direct how shares held in your account are voted. Your broker, bank, or other nominee will not vote your shares unless you provide instructions to your broker, bank, or other nominee on how to vote. You should fill out the voter instruction form sent to you by your broker, bank, or other nominee with this document.

How do I change or revoke my proxy?

You retain the right to revoke proxies at any time before they are exercised. Unless revoked, the shares represented by your proxy will be voted according to your instructions at the special meeting and all adjournments or postponements thereof. There are three ways for you to revoke your proxy and change your vote:

1.	You may send a later-dated, signed proxy card to be received before Mid Penn’s special meeting.

2.	You may revoke your proxy by written notice delivered at any time prior to the vote on the proposals including delivery at the special meeting. Shareholders should deliver this notice to Cindy L. Wetzel, Corporate Secretary.

3.	You may attend the Mid Penn special meeting and vote in person.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

May I still attend the special meeting if I vote in advance?

Yes. We strongly encourage you to vote by promptly returning an executed proxy card by mail so that your shares will be represented at the special meeting. However, voting your shares by proxy does not affect your right to attend the special meeting.

What constitutes a quorum?

A quorum must exist to conduct business at the special meeting. Mid Penn will have a quorum and will be able to conduct the business of the special meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the special meeting,

either in person or by proxy. There were              shares of Mid Penn’s common stock issued and outstanding on November     , 2008, the record date. A majority of the issued and outstanding shares, or              shares, present or represented by proxy, will constitute a quorum.

If you vote by proxy, your shares will be included for determining the presence of a quorum. Both abstentions and “broker non-votes” also are included for purposes of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote those shares.

Assuming a quorum, what is the vote required to approve the proposals to be considered at the special meeting?

The affirmative vote of a majority of all votes cast, in person and by proxy, at the special meeting is required to approve both the proposal to approve and adopt the amendment to Mid Penn’s Articles of Incorporation authorizing the issuance of preferred stock and the proposal to adjourn or postpone the special meeting, if more time is needed, to allow Mid Penn time to solicit additional votes in favor of the amendment proposal. Under Pennsylvania law, abstentions and broker non-votes are not considered votes cast and, accordingly, will not affect the outcome of any of the matters being voted on at the special meeting.

Do shareholders have dissenters’ rights in regards to the proposals?

Under applicable Pennsylvania law, Mid Penn’s shareholders are not entitled to dissenters’ rights with respect to the proposal to approve and adopt the amendment to Mid Penn’s Articles of Incorporation authorizing the issuance of preferred stock or the proposal to adjourn or postpone the special meeting, if more time is needed, to allow Mid Penn time to solicit additional votes in favor of the amendment proposal.

What is the recommendation of Mid Penn’s board of directors?

Mid Penn’s board of directors unanimously recommends that each shareholder vote “FOR” the proposal to approve and adopt the amendment to the Articles of Incorporation authorizing the issuance of preferred shares and “FOR” the proposal to adjourn or postpone the special meeting, if more time is needed, to allow Mid Penn time to solicit additional votes in favor of the amendment proposal.

What will the consequences be if the amendment proposal is not approved and adopted?

If shareholders do not approve and adopt the proposal to amend Mid Penn’s Articles of Incorporation authorizing the issuance of preferred stock, Mid Penn likely will be unable to participate in the U.S. Treasury’s Capital Purchase Program.

Who pays for the solicitation of proxies?

The accompanying proxy is being solicited by Mid Penn’s board of directors. Mid Penn will bear the cost of soliciting the proxies. Officers and other management employees of Mid Penn will receive no additional compensation for the solicitation of proxies and may use mail, e-mail, personal interviews and/or telephone to solicit proxies.

Proposal No. 1: Amendment to Articles of Incorporation

Our Articles of Incorporation provide that we are authorized to issue up to 10,000,000 shares of common stock, par value $1.00 per share. At November     , 2008, we had              shares of common stock issued and outstanding.

Mid Penn’s Articles of Incorporation do not presently authorize the issuance of securities other than common stock. On                     , 2008, our board of directors unanimously approved a resolution to submit a proposal to shareholders to amend Mid Penn’s Articles of Incorporation authorizing the issuance of up to 10,000,000 shares of preferred stock which confers on the board of directors discretion to designate one or more series of the preferred stock with the rights, privileges, and preferences of each series that the board of directors from time to time may fix. Furthermore, the board of directors unanimously approved a resolution recommending that Mid Penn’s shareholders approve and adopt the proposal to amend the Articles of Incorporation accordingly.

Purpose and Background

The board’s primary objective in authorizing preferred stock is to provide Mid Penn with the ability to participate in the U.S. Treasury’s Capital Purchase Program. Under this program, the U.S. Treasury will purchase preferred stock that will qualify as Tier I capital for bank regulatory purposes. We submitted our application to the U.S. Treasury’s Capital Purchase Program on November 4, 2008, and are awaiting preliminary approval from the U.S. Treasury. Upon receiving preliminary approval, we will have 30 days to amend our Articles of Incorporation authorizing the issuance of preferred stock.

If the Articles of Incorporation are amended to authorize the issuance of preferred stock, the board of directors would have discretion to establish different series of preferred stock and the rights, privileges, and preferences affixed to each series without further shareholder approval. Therefore, shareholders would have no input or right to approve the terms of any series of preferred stock, including the issuance of preferred stock to the U.S. Treasury if we participate in the U.S. Treasury’s Capital Purchase Program.

Mid Penn has no present agreement or intention to issue any other series of preferred stock other than the preferred stock contemplated under the U.S. Treasury’s Capital Purchase Program.

Description of the Preferred Stock Under the U.S. Treasury’s Capital Purchase Program

If Mid Penn were to participate in the U.S. Treasury’s Capital Purchase Program, the U.S. Treasury would purchase from Mid Penn perpetual non-voting preferred stock which would be senior to our common stock and would carry a liquidation preference of at least $1,000 per share (the “Senior Preferred Shares”). The Senior Preferred Shares would constitute Tier 1 capital for bank regulatory purposes.

Amount of Senior Preferred Shares. Eligible institutions generally can apply to the U.S. Treasury to have it purchase preferred stock in aggregate amounts between 1% and 3% of the institution’s risk-weighted assets. In the case of Mid Penn, Mid Penn may apply for an investment by the U.S. Treasury between approximately $4.5 million and $13 million. We have applied for an investment by the U.S. Treasury of $10 million. If shareholders approve and adopt the amendment proposal and Mid Penn submits the final documentation and fulfills any outstanding requirements specified by the conditions of the preliminary approval, if received, and the terms of the U.S. Treasury’s Securities Purchase Agreement, Mid Penn would issue approximately 10,000 shares of non-voting preferred stock to the U.S. Treasury.

Dividends. The Senior Preferred Shares would pay cumulative compounding dividends at a rate of 5% per annum until the fifth anniversary of the date of the original investment and thereafter at a rate of 9% per annum. Dividends would be payable quarterly in arrears on the fifteenth day of February, May, August, and November of each year. Subject to certain exceptions, for as long as any Senior Preferred Shares are outstanding, we may not declare or pay dividends on junior preferred shares, preferred shares of equal rank with the Senior Preferred Shares, or common stock unless all accrued and unpaid dividends on all outstanding Senior Preferred Shares have been declared and paid in full. In the case of preferred shares of an equal rank, we may pay dividends on a pro rata basis with the Senior Preferred Shares. Also, we may not repurchase or redeem, subject to limited exceptions, any junior preferred shares, preferred shares of equal rank with the Senior Preferred or common stock, unless all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid.

No Voting Rights. The Senior Preferred Shares would be non-voting shares, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred Shares; (ii) any amendment to the rights of the Senior Preferred Shares, or (iii) any merger, exchange, or similar transaction which would adversely affect the rights of the Senior Preferred Shares. If the dividends described above were not paid in full for six dividend periods, whether or not consecutive, the holders of Senior Preferred Shares would have the right to elect two directors. The right to elect directors would terminate when dividends have been paid in full for four consecutive dividend periods.

Restriction on Redemption of Senior Preferred Shares. Mid Penn must obtain the U.S. Treasury’s consent to redeem the Senior Preferred Shares for a period of three years from the date of the investment, except where such redemption would be made from the proceeds from an offering of perpetual preferred or common stock which constitute Tier I capital and which results in aggregate gross proceeds to Mid Penn of not less than 25% of the issue price of the Senior Preferred Shares.

After the third anniversary of the date of the U.S. Treasury’s investment, Mid Penn may redeem the Senior Preferred Shares, in whole or in part, at any time and from time to time, at its own option. All redemptions of the Senior Preferred Shares shall be at 100% of its issue price plus any accrued and unpaid dividends (regardless of whether any dividends are actually declared for that dividend period). All redemptions will be subject to the approval of the FDIC.

Restriction on Dividends of Common Stock. Prior to the earlier of (1) the third anniversary of the closing date of the purchase of the Senior Preferred Shares and (2) the date on which the Senior Preferred Shares have been redeemed in whole or the U.S. Treasury has transferred all of the Senior Preferred Shares to third parties, Mid Penn may not, without the consent of the U.S. Treasury, declare or pay any dividend or make any distribution on common stock other than:

(A)	Regular quarterly cash dividends of not more than the amount of the last quarterly cash dividend per share declared or, if lower, publicly announced an intention to declare, on the common stock prior to October 14, 2008, as adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction;

(B)	Dividends payable solely in shares of common stock; and

(C)	Dividends or distributions of rights or junior stock in connection with a stockholders’ rights plan.

Restriction on Stock Repurchases. The U.S. Treasury’s consent will be required for repurchases of Mid Penn stock (other than (1) repurchases of the Senior Preferred Shares and (2) repurchases of junior preferred shares or common stock in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of the U.S. Treasury’s investment unless, prior to such third anniversary, the Senior Preferred Shares are redeemed in whole or the U.S. Treasury has transferred all of the Senior Preferred Shares to third parties. In addition, there may be no share repurchases of junior preferred shares, preferred shares of equal rank with the Senior Preferred Shares, or common stock if prohibited as described above under “Dividends”.

Shelf Registration Requirement. Under the terms of the U.S. Treasury’s Securities Purchase Agreement, we must file a shelf registration statement with the U.S. Securities & Exchange Commission covering the Senior Preferred Shares as promptly as practicable after the date of the U.S. Treasury’s investment and maintain the effectiveness of such registration statement.

Listing of Senior Preferred Shares on NASDAQ. Mid Penn must use reasonable best efforts to cause the Senior Preferred Shares to be listed on the national securities exchange on which our common stock is listed which is NASDAQ, or on another national securities exchange designated by the U.S. Treasury.

Executive Compensation. If Mid Penn participates in the U.S. Treasury’s Capital Purchase Program, Mid Penn must adopt the standards for executive compensation and corporate governance contained in the Emergency Economic Stabilization Act of 2008 for the period during which the U.S. Treasury holds any Senior Preferred Shares. These standards would apply to our chief executive officer, chief financial officer, plus the next three most highly compensated executive officers and include:

1.	Ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risk-taking;

2.	Requiring the recapture or “clawback” of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate;

3.	Prohibiting certain severance payments to a senior executive, generally referred to as “golden parachute” payments, above specified amounts; and

4.	Agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive.

Amendments of Certain Employment Agreement; Waivers from Certain Senior Executive Officers

Implementation of the executive compensation provisions of the Emergency Economic Stabilization Act of 2008 may require an amendment of employment contracts Mid Penn currently has with its chief executive officer, chief financial officer, and its next three most highly compensated executive officers. Furthermore, the terms of the U.S. Treasury’s Securities Purchase Agreement require that the chief executive officer, chief financial officer, and the next three most highly compensated executive officers must execute a waiver releasing the U.S. Treasury from any claims that they might have against the U.S. Treasury as a result of the issuance of any federal regulations that require the modification of the terms of their employment agreements with respect to compliance with the above requirements or any other requirement of the Emergency Economic Stabilization Act of 2008.

Description of the Warrants Under the U.S. Treasury’s Capital Purchase Program

In addition to the issuance of the Senior Preferred Shares, Mid Penn also must grant warrants to the U.S. Treasury to purchase a number of shares of common stock having a market price equal to 15% of aggregate amount of the preferred stock investment (the “Warrants”). The initial exercise price for the Warrants and the market price for determining the number of shares of common stock subject to the Warrants will be determined by reference to the market price of the common stock on the date of the investment by the U.S. Treasury in the preferred stock (calculated on a 20-day trailing average closing price).

Term and Exercisability. The term of the Warrants is 10 years, and they are immediately exercisable, in whole or in part.

Transferability. The Warrants will not be subject to any contractual restrictions on transfer; provided that the U.S. Treasury may only transfer or exercise an aggregate of one half of the Warrants prior to the earlier of (1) the date on which Mid Penn has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred Shares from one or more offerings of perpetual preferred or common stock which constitute Tier I capital and which results in aggregate gross proceeds to Mid Penn of not less than 25% of the issue price of the Senior Preferred Shares and (ii) December 31, 2009.

Shelf Registration Requirement. A condition of the U.S. Treasury’s Securities Purchase Agreement is that we must file a shelf registration statement with the U.S. Securities & Exchange Commission covering the Warrants and the common stock underlying the Warrants as promptly as practicable after the date of the U.S. Treasury’s investment and maintain the effectiveness of such registration statement.

Listing of Warrants on NASDAQ. Mid Penn must use reasonable best efforts to cause the Warrants to be listed on the same national securities exchange on which our common stock is listed which is NASDAQ, or on another national securities exchange designated by the U.S. Treasury.

Voting. The U.S. Treasury will agree not to exercise voting power with respect to any shares of common stock of Mid Penn issued to it upon exercise of the Warrants.

Reduction. In the event that Mid Penn has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred Shares from one or more offerings of perpetual preferred or common stock which constitute Tier I capital and which results in aggregate gross proceeds to Mid Penn of not less than 25% of the issue price of the Senior Preferred Shares on or prior to December 31, 2009, the number of shares of common stock underlying the Warrants then held by the U.S. Treasury shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the Warrants (taking into account all adjustments) and (ii) 0.5.

Potential Anti-Takeover Effect

Creating the authority to issue preferred stock could adversely affect the ability of third parties to take over or change the control of Mid Penn by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board of directors or contemplating a tender offer or other transaction for the combination of Mid Penn with another company.

The ability of our board of directors to establish the rights of, and to cause Mid Penn to issue, substantial amounts of preferred stock without the need for shareholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as our board of directors may determine from time to time in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of Mid Penn or to dilute the stock ownership of holders of common stock seeking to obtain control of Mid Penn. The rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing access to the U.S. Treasury’s Capital Purchase Program, may have the effect of discouraging, delaying or preventing a change in control of Mid Penn. Other than our intention to participate in the U.S. Treasury’s Capital Purchase Program, we have no present plans or intention to issue any shares of preferred stock.

Proposed Amendment

Therefore, in order to be eligible to participate in the U.S. Treasury’s Capital Purchase Program, we propose that Article 5 of our Articles of Incorporation be deleted and replaced in its entirety with the following:

“5.	The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 20,000,000 shares divided into two classes consisting of 10,000,000 shares of common stock with the par value of $1.00 each (“Common Stock”) and 10,000,000 shares of preferred stock with the par value of $1.00 each (“Preferred Stock”).

The following is a statement of certain of the designations, preferences, qualifications, privileges, limitations, restrictions, and special or relative rights with respect to the Preferred Stock and a statement of the authority vested in the Board of Directors to fix by resolution any designations, preferences, privileges, qualifications, limitations, restrictions, and special or relative rights of any series of Preferred Stock which are not fixed hereby:

(i)	Issuance in series. The shares of Preferred Stock may be issued from time to time in series. Each series shall be designated so to distinguish the shares thereof from the shares of all other series. All shares of any particular series shall be identical except, if entitled to cumulative dividends, as to the date or dates from which dividends thereon shall be cumulative. All shares of Preferred Stock of all series shall be of equal rank and shall be identical in all respects, but, except to the extent not otherwise limited in this Article 5, any series may differ from any other series with respect to any one of the designations, preferences, qualifications, privileges, limitations, restrictions, or special or relative rights described below. The Board of Directors is expressly vested with authority to establish and designate any one or more series of Preferred Stock by filing a certificate pursuant to Pennsylvania Business Corporation Law and to fix and determine by resolution any designations, preferences, qualifications, privileges, limitations, restrictions, or special or relative rights of additional series which are not fixed hereby, including the following:

(a)	The number of shares to constitute the series (which number may at any time, or from time to time, be increased or decreased by the Board of Directors, notwithstanding that shares of the series may be outstanding at the time of such increase or decrease, unless the Board of Directors shall have otherwise provided in creating such series) and the distinctive designation thereof.

(b)	The dividend rate, the dates for payment of dividends, whether dividends are cumulative, and, if so, the date or dates from which and the extent to which dividends are cumulative.

(c)	The amount or amounts payable upon voluntary or involuntary liquidation, dissolution, or winding up of the Corporation.

(d)	The extent of the voting rights, if any, whether full or limited, of the holders of shares of the series in addition to the voting rights provided by law.

(e)	Whether the shares of a series are redeemable, and, if redeemable, the redemption price or prices, if any, and the terms and conditions on which shares may be redeemed. The per share redemption price shall not be less than the share’s involuntary liquidation preference plus an amount equal to all dividends thereon accrued and unpaid whether or not earned or declared.

(f)	Whether the shares of the series are convertible into or exchangeable for shares of Common Stock of the Corporation or other securities, and, if so, the conversion price or prices or the rate or rates of conversion or exchange, any adjustments thereof, and any other terms and conditions of conversion or exchange.

(g)	Whether the shares of the series are entitled to the benefit of any retirement or sinking fund to be applied to the purchase or redemption of those shares, and, if so, the amount thereof and the terms and conditions relative to the operation thereof.

(h)	Such other preferences, qualifications, privileges, limitations, restrictions, or special or relative rights of any series not fixed hereby and as the Board of Directors may deem advisable and state in such resolutions; provided, however, that no such preferences, qualifications, privileges, limitations, restrictions, or special or relative rights may be in conflict with these Articles of Incorporation or with the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of which there are shares then outstanding.

(ii)	Dividends. The holders of shares of each series of Preferred Stock are entitled to receive, when and as declared by the Board of Directors, dividends at the rate fixed hereby or by the Board of Directors. If dividends on a particular series are determined hereby or by the Board of Directors to be cumulative, no dividends shall be paid or set apart for payment or declared on the Common Stock or on any class or series of stock of the Corporation ranking as to dividends subordinate to such series until dividends for the current dividend period and, to the extent cumulative, for all past dividend periods on all outstanding shares of such series have been paid or declared and set apart for payment, in full. In case dividends for any dividend period are not paid in full on all shares of Preferred Stock ranking equally as to dividends, all such shares shall participate ratably in the payment of dividends for such period in proportion to the full amounts of dividends to which they are respectively entitled regardless of whether or not the rates of dividends to which the particular series of Preferred Stock are the same.

(iii)	Liquidation of the Corporation. In the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of each series of Preferred Stock are entitled to receive from the assets of the Corporation (whether capital or surplus), prior to any payment to the holders of Common Stock or of any class or series of stock of the Corporation ranking as to assets subordinate to such series, the amount fixed hereby or by the Board of Directors for such series, plus, in case dividends on such series is cumulative, an amount equal to the accrued and unpaid dividends thereon computed to the date on which payment thereof is made available, whether or not earned or declared. After such payment to the holders of shares of such series, any remaining balance shall be paid to the holders of Common Stock or of any class or series of stock of the Corporation ranking as to assets subordinate to such series, as they maybe entitled. If, upon liquidation, dissolution, or winding up of the Corporation, its assets are not sufficient to pay in full the amounts so payable to the holders of shares of all series of Preferred Stock ranking equally as to assets, all such shares shall participate ratably in the distribution of assets in proportion to the full amounts to which they are respectively entitled whether or not the rates of dividends to which the particular series of Preferred Stock are the same. Neither a merger nor a consolidation of the Corporation into or with any other corporation nor a sale, transfer or lease of all or part of the assets of the Corporation is considered a liquidation, dissolution, or winding up of the Corporation within the meaning of this paragraph.

(iv)	Voting rights. Except as otherwise provided in the certificate filed pursuant to law with respect to any series of Preferred Stock or as otherwise provided by law, the Preferred Stock shall not have the right to vote for the election of directors or for any other purpose. In all instances in which voting rights are granted to Preferred Stock as a single class, such Preferred Stock or series shall vote with Common Stock as a single class except with respect to any vote for the approval of any merger, consolidation, liquidation, dissolution, or winding up of the Corporation and except as provided in the certificate filed pursuant to law with respect to any series of Preferred Stock or as otherwise provided by law.

(v)	Redemption and acquisition.

(a)	In the event that Preferred Stock of any series is redeemable as provided in paragraph i(e) of this Article 5, the Corporation, at the option of the Board of Directors, may redeem at any time or times, from time to time, all or any part of any one or more series of Preferred Stock outstanding by paying the then applicable redemption price fixed by the Board of Directors for each share plus an amount equal to accrued and unpaid dividends to the date fixed for redemption, upon such notice and terms as may be specifically provided in the certificate filed pursuant to law with respect to such series of Preferred Stock.

(b)	No holder of Preferred Stock is entitled (1) to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever, (2) any rights or options to purchase stock of any class or series whatsoever, (3) or any securities convertible into, exchangeable for, or carrying rights or options to purchase stock of any class or series whatsoever, whether now or hereafter authorized, and whether issued for cash or other consideration.

(c)	Except as otherwise provided by the Board of Directors, Preferred Stock redeemed or acquired by the Corporation shall not be cancelled or retired except by action of the Board of Directors and will have the status of authorized and unissued Preferred Stock which may be reissued by the Board of Directors as shares of the same or any other series until cancelled and retired by action of the Board of Directors.”

Vote Required and Board of Director’s Recommendation

The affirmative vote of a majority of all votes cast, in person or by proxy, is required for approval of the proposal to approve and adopt an amendment to Mid Penn’s Articles of Incorporation. Under Pennsylvania law, abstentions and broker non-votes will have no effect on determining whether the proposal has received the requisite number of affirmative votes.

Our board of directors unanimously recommends a vote “FOR” the approval and adoption of the proposed amendment to the Articles of Incorporation.

Beneficial Share Ownership

Principal Shareholders

The following table shows, to the best of our knowledge, those persons or entities, who owned of record or beneficially, on February 15, 2008, more than 5% of the outstanding shares of Mid Penn’s common stock.

Beneficial ownership of Mid Penn’s common stock was determined by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

1.	Voting power, which includes the power to vote or to direct the voting of the stock; or

2.	Investment power, which includes the power to dispose or direct the disposition of the stock; or

3.	The right to acquire beneficial ownership within 60 days after February 15, 2008.

Title of Class of Security	Name and Residential Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	CEDE & Co. (1) The Depository Trust Company PO Box 20 Bowling Green Station New York, New York 10274	1,139,770	32.66%

(1)	The CEDE & Co. holds shares of various brokerage firms, banks, or other nominees on behalf of individual shareholders, commonly referred to shares held in “street name”.

Share Ownership by the Directors and Officers

The following table shows, as of February 15, 2008, the amount and percentage of Mid Penn’s common stock beneficially owned by each director, each named executive officer, and all directors and executive officers of the corporation as a group.

Beneficial ownership of shares of Mid Penn’s common stock is determined in accordance with Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

1.	Voting power, which includes the power to vote or to direct the voting of the stock; or

2.	Investment power, which includes the power to dispose or direct the disposition of the stock; or

3.	The right to acquire beneficial ownership within 60 days after February 15, 2008.

Unless otherwise indicated in a footnote appearing below the table, all shares reported in the table below are owned directly by the reporting person. The number of shares owned by the directors and executive officers is rounded to the nearest whole share.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Jere M. Coxon	54,896	(1)	1.57%
Alan W. Dakey	13,633	(2)	.39%
Matthew G. DeSoto	1,039	(3)	.03%
A. James Durica	2,298	(4)	.07%
Robert C. Grubic	10,050.29%
Gregory M. Kerwin	22,957	(5)	.66%
Theodore W. Mowery	2,574.07%
Donald E. Sauve	3,083	(6)	.09%
Edwin D. Schlegel	80,428	(7)	2.30%
Guy J. Snyder, Jr.	123,218	(8)	3.53%
William A. Specht, III	2,481	(9)	.07%

Kevin W. Laudenslager	1,692.05%
Cindy L. Wetzel	2,481	(10)	.07%

All Officers and Directors as a Group (13 persons)	320,830		9.19%

(1)	Includes 1,789 shares held by Mr. Coxon’s spouse.
(2)	Includes 12,771 shares held jointly by Chairman Dakey and his spouse.
(3)	Includes 39 shares held by Mr. DeSoto as a 50% owner in a partnership account.
(4)	Includes 551 shares held jointly by Mr. Durica and his spouse and 1,747 shares held by Mr. Durica in an IRA.
(5)	Shares held jointly by Mr. Kerwin and his spouse.
(6)	Shares held jointly by Mr. Sauve and his spouse.
(7)	Shares held jointly by Mr. Schlegel and his spouse.
(8)	Includes 69,886 shares held jointly by Mr. Snyder and his spouse and 53,332 shares held individually by his spouse. 98,045 shares held by Mr. and Mrs. Snyder are pledged as security.
(9)	Shares held jointly by Mr. Specht and his spouse.
(10)	Shares held jointly by Mrs. Wetzel and her spouse.

Proposal No. 2: Adjournment or Postponement of Special Meeting

In the event that Mid Penn does not have sufficient votes for a quorum or to approve and adopt the proposal to amend its Articles of Incorporation at its special meeting of shareholders, it intends to adjourn or postpone the special meeting to permit further solicitation of proxies. Mid Penn can only use proxies it receives at the time of the special meeting to vote for adjournment or postponement, if necessary, by submitting the question of adjournment or postponement to shareholders as a separate matter for consideration.

The board of directors recommends shareholders mark their proxy in favor of the adjournment or postponement proposal so that their proxy may be used to vote for adjournment or postponement, if necessary. If shareholders properly execute their proxy, Mid Penn will consider that those shareholders voted in favor of the adjournment or postponement proposal unless their proxy indicates otherwise. If Mid Penn adjourns or postpones its special meeting, it will not give notice of the time and place of the adjourned or postponed meeting other than by an announcement of such time and place at the special meeting.

The adjournment or postponement proposal requires that holders of more of Mid Penn’s shares vote in favor of the adjournment or postponement proposal than vote against it. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. No proxy that is specifically marked “AGAINST” the proposal to amend the Articles of Incorporation will be voted in favor of the adjournment or postponement proposal, unless it is specifically marked “FOR” the discretionary authority to adjourn or postpone the special meeting to a later date.

The board of directors believes that if the number of shares of its common stock present or represented at the special meeting by proxy that vote in favor of the proposal to amend the

Articles of Incorporation is insufficient for shareholder approval, it is in the best interests of Mid Penn to enable the board of directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve and adopt the amendment proposal.

Our board of directors unanimously recommends a vote “FOR” the proposal to adjourn or postpone the special meeting.

Other Business

We know of no other business which will be presented for the consideration of shareholders at the special meeting, but should any other matters be brought before the special meeting, we intend that the persons named in the accompanying proxy will vote at the discretion of Mid Penn’s management.

Shareholder Proposals for 2009 Annual Meeting

In order for a shareholder proposal to be considered for inclusion in Mid Penn’s proxy statement for next year’s annual meeting, the written proposal must be received by the corporation no later than November 27, 2008. All proposals must comply with the Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. If a shareholder proposal is submitted to the corporation after November 27, 2008, it is considered untimely; and, although the proposal may be considered at the annual meeting, the corporation is not obligated to include it in the 2009 proxy statement. Similarly, in compliance with the corporation’s Bylaws, shareholders wishing to nominate a candidate for election to the board of directors must notify the Mid Penn’s Secretary in writing no later than 60 days in advance of the meeting. Shareholders must deliver any proposals or nominations in writing to the Secretary of Mid Penn Bancorp, Inc. at its principal executive office, 349 Union Street, Millersburg, Pennsylvania 17061.

Incorporation of Financial Information

The following financial statements and other portions of Mid Penn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on March 10, 2008 (the “Form 10-K”) and the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, as filed with the Commission on August 6, 2008 (the “Form 10-Q”) are incorporated by reference herein:

•	Management’s discussion and analysis of financial condition and results of operations appearing in Part II, Item 7 of the Form 10-K and Part I, Item 2 of the Form 10-Q;

•	Quantitative and qualitative disclosures about market risk appearing in Part II, Item 7A of the Form 10-K and Part 1, Item 3 of the Form 10-Q; and

•	Changes in and disagreements with accountants on accounting and financial disclosure in Part II, Item 9 of the Form 10-K.

On written request, Mid Penn will provide without charge to each record or beneficial holder of the Mid Penn’s common stock, a copy of Mid Penn’s Form 10-K and Form 10-Q, as filed with the SEC. Requests should be addressed to Cindy L. Wetzel, Mid Penn Bancorp, Inc., 349 Union Street, Millersburg, Pennsylvania 17061.

All documents filed with the SEC by Mid Penn pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement and prior to the date of the special meeting are incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Accountants’ Attendance at the Annual Meeting

A representative of Parente Randolph, LLC, the independent accountants of Mid Penn for the year ending December 31, 2008, will not be present at the special meeting.

Forward-Looking Statements

This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which are intended to be covered by the safe harbors created thereby. Typically, the use of the words “believe,” “anticipate,” “plan,” “expect,” “seek,” “estimate,” and similar expressions identify forward-looking statements. Unless a statement describes a historical event, it should be considered a forward-looking statement. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, the forward-looking statements included in this proxy statement may prove to be inaccurate. Our actual results may differ materially from the results anticipated in the forward-looking statements. Any forward-looking statements contained in this proxy statement involve risks and uncertainties, including but not limited to risks identified in Mid Penn’s other filings with the SEC. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Mid Penn or any other person that the objectives and plans of Mid Penn will be achieved. We undertake no obligation to publicly release the results of any revisions to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

REVOCABLE PROXY

MID PENN BANCORP, INC.

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints                                          and                                         , and each of them, as attorney and proxy of the undersigned, with the full power of substitution, to represent the undersigned and to vote all of the shares of stock in Mid Penn Bancorp, Inc. which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held at Mid Penn Bank located at 349 Union Street, Millersburg, Pennsylvania 17061, on December     , 2008 at              .m. local time, and any adjournments or postponements thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the company’s proxy statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS LISTED.

1.	To approve and adopt an amendment to Mid Penn’s Articles of Incorporation authorizing the issuance of up to 10,000,000 shares of preferred stock.

FOR	AGAINST	WITHHOLD

2.	To adjourn or postpone the special meeting of shareholders, if more time is needed, to allow Mid Penn time to solicit additional votes in favor of the proposal to amend its Articles of Incorporation;

FOR	AGAINST	WITHHOLD

Discretionary authority is conferred by this proxy with respect to certain matters, as described in the accompanying proxy statement.

Please sign exactly as your name appears below. When shares are hold by joint tenants, both should sign.

When signing as attorney, executor, administrator, trustee, or guardian, please give full title. If signer is a corporation, please sign the full corporation name by the president or other authorized officer. If signer is a partnership, please sign in the partnership name by an authorized person.

Please be sure to sign and date this proxy in the box below.

Date

Shareholder	Co-holder

Please mark, sign, date, and return this proxy card promptly using the enclosed envelope.